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                         BECTON, DICKINSON AND COMPANY

                                INDIAN ADDENDUM



     This Addendum to each of the Becton, Dickinson and Company 1990 Stock Option Plan, as amended and restated, the 1995 Stock Option Plan, as amended and restated, and the 1998 Stock Option Plan (collectively, the "Plans") modifies and supplements the terms and conditions of each of such Plans with respect to the Stock Options granted to any Grantee subject to taxation by the government of India (an "Indian Optionholder"). Capitalized terms used and not otherwise defined herein shall have the same meanings as set forth in the Plans.

          1. Notwithstanding anything contained in any of the Plans to the contrary, in no event shall any Indian Optionholder be permitted to exercise stock options granted to him or her under any of the Company's Plans if such exercise would involve an outward remittance of foreign exchange from India in excess of U.S. $10,000 over a five-year period, without the prior requisite approval of the Reserve Bank of India.